                                 EXHIBIT 23.2

            [LETTERHEAD OF DIXON, ODOM & CO., L.L.P. APPEARS HERE]

                        CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors
First Savings and Loan Association of Cheraw
Cheraw, South Carolina


We consent to the use in the Registration Statement of Great Pee Dee Bancorp, Inc. on Form SB-2 and the Application for Conversion on Form AC of our report dated August 22, 1997 on the financial statements of First Federal Savings and Loan Association of Cheraw as of and for the years ended June 30, 1997 and 1996, and to the references to our firm under the headings "Legal and Tax Matters" and "Experts" in the Registration Statement.


/s/ Dixon, Odom & Co., L.L.P.
Southern Pines, North Carolina
October 21, 1997